SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HUB GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 25, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Hub Group, Inc.  This meeting will be held at The Hyatt Lodge on the McDonald’s campus at 2815 Jorie Boulevard, Oak Brook, Illinois at 10:00 a.m. Central time on Friday, May 6, 2011.

The attached Notice of 2011 Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon.  The Annual Report to Stockholders on Form 10-K is also enclosed.

We hope you will be able to attend the meeting.  However, even if you anticipate attending in person, we urge you to mark, sign, date, and return the enclosed proxy card to ensure that your shares will be represented.  If you attend, you will, of course, be entitled to vote in person.

Sincerely,

DAVID P. YEAGER
Chairman and Chief Executive Officer

HUB GROUP, INC.
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

The Annual Meeting of Stockholders of Hub Group, Inc., a Delaware corporation (the “Company”), will be held at The Hyatt Lodge on the McDonald’s campus at 2815 Jorie Boulevard, Oak Brook, Illinois on Friday, May 6, 2011, at 10:00 a.m. Central time for the following purposes:

(1)	To elect five directors of the Company to hold office until the next annual meeting of stockholders;

(2)	To hold an advisory vote on executive compensation;

(3)	To hold an advisory vote to determine the frequency of future advisory votes on executive compensation; and

(4)	To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice.  The Company’s Annual Report to Stockholders on Form 10-K also accompanies this Notice.

The Board of Directors has fixed the close of business on March 11, 2011, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

DAVID C. ZEILSTRA
Vice President, Secretary and General Counsel

Downers Grove, Illinois
March 25, 2011
YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of
Proxy Materials for the Stockholders Meeting to be
Held on May 6, 2011

The Proxy Statement and Annual Report to Stockholders are
Available at www.hubgroup.com/proxy.html

HUB GROUP, INC.
3050 HIGHLAND PARKWAY, SUITE 100
DOWNERS GROVE, ILLINOIS 60515

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hub Group, Inc., a Delaware corporation (“Hub Group” or the “Company”), of proxies for use at the 2011 Annual Meeting of Stockholders of the Company to be held on Friday, May 6, 2011, and any adjournment thereof (the “Annual Meeting”).  This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about March 25, 2011.

The Company’s Class A common stock, $.01 par value (the “Class A Common Stock”), and Class B common stock, $.01 par value (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), are the only issued and outstanding classes of stock.  Only stockholders of record at the close of business on March 11, 2011 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, the Company had 36,818,127 shares of Class A Common Stock (each a “Class A Share”) and 662,296 shares of Class B Common Stock (each a “Class B Share,” and collectively with the Class A Shares, the “Shares”) outstanding and entitled to vote.

VOTING RIGHTS AND PROCEDURES

Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder.  If a properly signed proxy form is returned to the Company and one or more proposals are not marked, it will be voted in accordance with the recommendation of the Board of Directors on all such proposals.  A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person. If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form.  If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker.  You must request this form from your bank or broker; they will not automatically supply one to you.

Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to approximately eighty (80) votes.  The holders of Shares having a majority of the votes that could be cast by the holders of all Shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.  Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.  If a broker indicates on the proxy that it does not have discretionary authority as to certain Shares to vote on a particular matter, those Shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum.  As of March 11, 2011, the Yeager family members own all 662,296 shares of Class B Common Stock and 944,197 shares of Class A Common Stock.  Consequently, the Yeager family controls approximately 60% of the voting power of the Company on all matters presented for stockholder action.  The Yeager family members are parties to a stockholders’ agreement pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.  Election inspectors appointed for the meeting will tabulate votes cast by proxy or in person at the Annual Meeting and such election inspectors will determine whether or not a quorum is present.

The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2011 Annual Meeting of Stockholders enclosed herewith.  However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.  Any such other matter will require for its approval the affirmative vote of the holders of Shares having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Certificate of Incorporation, the Company’s By-laws or applicable law.  A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company’s offices in Downers Grove.

ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the Board of Directors under Article III of the Company’s By-laws, is currently five.  Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

The nominees for whom the enclosed proxy is intended to be voted are set forth below.  Each nominee for election as director currently serves as a director of the Company.  It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

Directors are elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present.  Abstentions, withholding of authority to vote in the election, or broker non-votes will not affect the outcome of the election.  Stockholders are not allowed to cumulate their votes in the election of directors.

Nominees for Election as Directors

Name     Age   Business Experience During the Past Five Years and Other Information
David P. Yeager	58
David P. Yeager has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995. Mr. Yeager was Vice Chairman of the Board from January 1992 through November 2008.  From October 1985 through December 1991, Mr. Yeager was President of Hub Chicago. From 1983 to October 1985, he served as Vice President, Marketing of Hub Chicago.  Mr. Yeager started working for Hub in 1975.  Mr. Yeager received a Masters in Business Administration degree from the University of Chicago in 1987 and a Bachelor of Arts degree from the University of Dayton in 1975. Mr. Yeager is the brother of Mark A. Yeager.

Mr. Yeager has been an employee of the Company for over 35 years and in that time has helped grow the Company from a small family business into the $1.8 billion enterprise it is today.  Mr. Yeager has experience in all aspects of the business, including acting as founder and President of both the Pittsburgh Hub (1975) and St. Louis Hub (1980).  Mr. Yeager’s industry experience and Company knowledge make him uniquely suited to serve as our Chairman of the Board.

Mark A. Yeager	46
Mark A. Yeager has been the Company’s Vice Chairman since November 2008, has served as President since January 2005 and has been the Chief Operating Officer and a director since May 2004.  From July 1999 through December 2004, Mr. Yeager was President-Field Operations.  From November 1997 through June 1999 Mr. Yeager was Division President, Secretary and General Counsel.  From March 1995 to November 1997, Mr. Yeager was Vice President, Secretary and General Counsel.  From May 1992 to March 1995, Mr. Yeager served as the Company’s Vice President-Quality. Prior to joining the Company in 1992, Mr. Yeager was an associate at the law firm of Grippo & Elden from January 1991 through May 1992 and an associate at the law firm of Sidley & Austin from May 1989 through January 1991. Mr. Yeager received a Juris Doctor degree from Georgetown University in 1989 and a Bachelor of Arts degree from Indiana University in 1986. Mr. Yeager is the brother of David P. Yeager.

Mr. Yeager has steadily assumed additional responsibility since joining the Company 19 years ago.  As President of Field Operations, Mr. Yeager recognized the need to change the Company from a geographical network to a functional organization.  Mr. Yeager helped plan and implement a successful realignment which unlocked tremendous value within the Company.  Mr. Yeager’s legal training and background combined with his business experience make him a valuable contributor to the Board.

Gary D. Eppen	74
Gary D. Eppen has served as a director of the Company since February 1996.  Currently retired, Mr. Eppen was the Ralph and Dorothy Keller Distinguished Service Professor of Operations Management and Deputy Dean for part-time programs in the Graduate School of Business at The University of Chicago.  He received a Ph.D. in Operations Research from Cornell University in 1964, a Master of Science in Industrial Engineering from the University of Minnesota in 1960, a Bachelor of Science from the University of Minnesota in 1959 and an Associate in Arts degree in Pre-Engineering from Austin Junior College in 1956.  He received an Honorary Doctor of Economics degree from the Stockholm School of Economics in 1998.

Mr. Eppen’s experience with operations management has been valuable as the Company has evolved from a collection of small businesses to a unified network with a significant fleet of containers and a large drayage network.  Mr. Eppen’s attention to detail and familiarity with financial matters make him an effective Chair of our Audit Committee.  Until February 2007, Mr. Eppen served as a Director of Landauer, Inc. and has used this experience to help the Board identify and implement best practices.  Mr. Eppen brings a wealth of both academic and business experience to his service as a Director.

Charles R. Reaves	72
Charles R. Reaves has served as a director of the Company since February 1996. Since 1994, Mr. Reaves has been President and Chief Executive Officer of Reaves Enterprises, Inc., a real estate development company.  From April 1962 until November 1994, Mr. Reaves worked for Sears Roebuck & Company in various positions, most recently as President and Chief Executive Officer of Sears Logistics Services, Inc., a transportation, distribution and home delivery subsidiary of Sears Roebuck & Company.  Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State University in 1961.

Having served for 32 years as an executive at Sears, Mr. Reaves understands the needs of large shippers and retailers.  In his capacity as CEO of Sears Logistics Services, Inc., Mr. Reaves gained valuable executive experience running a large transportation organization.  Mr. Reaves has used this experience, as well as his industry knowledge, to effectively advise the Company in his role as a Director.  As Chair of our Nominating and Governance Committee, Mr. Reaves has also used his experience at Sears to help shape the Company’s Governance Policies and oversee the succession planning process.

Martin P. Slark	56
Martin P. Slark has served as a director of the Company since February 1996. Since 1976, Mr. Slark has been employed by Molex Incorporated (“Molex”), a publicly traded manufacturer of electronic, electrical and fiber optic interconnection products and systems.  Mr. Slark is presently a Director and Vice Chairman and Chief Executive Officer of Molex and is also a Director of Liberty Mutual Insurance Company.  Mr. Slark is a Companion of the British Institute of Management and received a Masters in Business Administration degree from the University of East London in 1993 and a Post-Graduate Diploma in Management Studies from Portsmouth University in 1981.

As Chief Executive Officer of a multi-national Fortune 500 company, Mr. Slark has extensive experience running a large organization.  Mr. Slark, originally from England, has worked for Molex for 35 years in Europe, Asia and the United States.  Mr. Slark’s leadership skills, experience with strategic planning and contacts have been a significant benefit to the Board.  In his role as Chair of the Compensation Committee, Mr. Slark has also been instrumental in helping formulate the compensation package for the Company’s executives.

The Board of Directors recommends that the stockholders vote FOR the election of each nominee for director named above.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.  During the fiscal year ended December 31, 2010, the full Board of Directors met six times, the Audit Committee met ten times, the Compensation Committee met three times and the Nominating and Governance Committee met once.  During 2010, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served.  The Company encourages each member of the Board of Directors to attend each annual meeting of stockholders.  All directors attended the Company’s 2010 annual meeting of stockholders held on May 6, 2010.

Audit Committee

The duties of the Audit Committee are to oversee the Company’s internal control structure, review the Company’s financial statements and other financial information to be included in the Company’s 10-K, select the independent auditors for the Company and its subsidiaries and review the Company’s annual audit plan.  The members of the Audit Committee are Messrs. Eppen, Reaves and Slark.  The Audit Committee has a written charter which is available on the Company’s website at www.hubgroup.com.  The Committee annually reviews and assesses the adequacy of the Charter.

The Board of Directors has determined that Messrs. Eppen, Reaves and Slark are “independent” in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market.  The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the Securities and Exchange Commission regulations.  However, the Board of Directors has determined that all of the members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of the Nasdaq Audit Committee requirements and that at least one of its members has the financial sophistication required by Nasdaq.  The Board of Directors has determined that by satisfying the requirements of the Nasdaq listing standards with a member of the Audit Committee that has the requisite “financial sophistication” qualifications, the Audit Committee has the financial expertise necessary to fulfill the duties and the obligations of the Audit Committee. The Board of Directors has concluded that the appointment of an “audit committee financial expert” is not necessary at this time.

Compensation Committee

The Compensation Committee is responsible for providing assistance to the Board in the discharge of its responsibilities relating to compensation and development of the Company’s Chief Executive Officer and other executive officers. In addition, the Compensation Committee reviews, adopts, terminates, amends or recommends to the Board the adoption, termination or amendment of equity-based employee plans, incentive compensation plans and employee benefit plans, as further described in the Compensation Committee Charter.  The Compensation Committee may use a compensation consultant to assist in the evaluation of Chief Executive Officer or executive officer compensation. The Compensation Committee has the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms.  The members of the Compensation Committee are Messrs. Eppen, Reaves and Slark.  The Compensation Committee has a written charter which is available on the Company’s website at www.hubgroup.com.  The Committee annually reviews and assesses the adequacy of the Charter.

Nominating and Governance Committee

The duties of the Nominating and Governance Committee are to identify individuals qualified to become Board members and nominate the director nominees for the next annual meeting of stockholders, assist the Board with succession planning and develop and recommend to the Board the corporate governance guidelines applicable to the Company.  The members of the Nominating and Governance Committee are Messrs. Eppen, Reaves and Slark.  The Nominating and Governance Committee has a written charter which is available on the Company’s website at www.hubgroup.com.  The Committee annually reviews and assesses the adequacy of the Charter.

Nominations of Directors

Directors may be nominated by the Board of Directors or by stockholders in accordance with the Bylaws of the Company.  As a matter of course, the Nominating and Governance Committee will review the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors.  The Nominating and Governance Committee will review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with the mandate contained in its charter.  This will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company.  The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.  While there is no formal policy on diversity, the Nominating and Governance Committee does consider diversity when identifying nominees for director.  The Nominating and Governance Committee seeks to obtain candidates who will provide viewpoints, professional experience, education and skills that complement rather than duplicate those already existing on the Board.

The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.   Each nominee for election as a director is standing for reelection.

For a stockholder to submit a candidate for consideration by the Nominating and Governance Committee, a stockholder must notify the Company’s Secretary.  In addition, the Bylaws permit stockholders to nominate directors at a stockholder meeting.  If a stockholder desires to nominate persons for election as directors at the next Annual Meeting of Stockholders, written notice of such stockholder’s intent to make such a nomination must be given and received by the Secretary of the Company at 3050 Highland Parkway, Suite 100, Downers Grove, IL 60515, either by personal delivery or by United States mail within the time period set forth below under “Stockholder Proposals.”  Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “Commission”), and (vii) the consent of such nominee to serve as a director of the Company if elected.  The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

Leadership Structure

The Company is led by David P. Yeager, who has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995.  Having the Chief Executive Officer also serve as Chairman of the Board is commonly used by other public companies in the United States.

The Company believes that the members of the Board and the three standing Board Committees, described elsewhere in this proxy statement, provides an appropriate framework for overseeing the Company’s management and operations and strikes a sound balance with appropriate oversight.

The Company’s non-management directors regularly meet in executive session. Typically, these meetings are held in conjunction with every Board meeting and in 2010 each Board meeting included a non-management directors session. This allows directors to speak candidly on any matter of interest, without the Chief Executive Officer or other managers present.  The Company does not have a policy regarding the conduct of these sessions or which of the non-management directors leads these sessions.  We believe this structure provides consistent and effective oversight of management and the Company.

The Company’s directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of the Company. The Board is collegial and all Board members are well engaged in their responsibilities.  All Board members express their views and are open to the opinions expressed by other directors. We do not believe that appointing an independent board chairman, or a permanent lead director, would improve the performance of the Board.

Risk Oversight

The Board of Directors is ultimately responsible for overseeing risk management at the Company.  The Board has delegated to the Compensation Committee responsibility for oversight of compensation risk.  The Board has delegated to the Audit Committee various risk management responsibilities.  To fulfill these responsibilities, at each quarterly meeting the Audit Committee receives (i) a report from the Director of Internal Audit regarding internal controls and an update on Internal Audit’s annual plan, (ii) a report from the General Counsel regarding any material litigation developments or regulatory risks, (iii) a report from the Company’s independent auditors and (iv) a update on the most recent meeting of the Company’s health, safety and environmental team.  The Audit Committee reports the results of any material issues to the Board.  The Board has also charged the Audit Committee with the responsibility for undertaking an annual comprehensive risk review, which includes a review of the steps taken by the Company to mitigate key risks.  The list of risks is generally prepared by management and discussed at the Audit Committee meeting.  Any issues that arise from this discussion are then reviewed with the Board as necessary.  The Audit Committee also receives an annual report from the General Counsel highlighting certain non-business risks and the processes used to mitigate those risks.  The Board has charged the Nominating and Governance Committee with managing the risks related to succession planning.  In addition to reports from the Audit, Compensation and Nominating and Governance Committees, the Board periodically discusses risk management issues as necessary.

Controlled Company

The Board of Directors has determined that the Company is a “controlled company” as that term is defined by Nasdaq since the Yeager family, pursuant to their ownership of all Class B Common Stock, control 59% of the voting power of the Company as of March 11, 2011.  Pursuant to the Yeager Family Stockholder Agreement, the Yeager family members have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees.  The Company’s Code of Business Conduct and Ethics may be found on the Company’s website, www.hubgroup.com.

Communicating with the Board

Stockholders may communicate directly with the Board of Directors.  All communications should be directed to the Company’s Secretary at the address set forth above and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors.  Each communication intended for the Board of Directors and received by the Secretary which is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures.

Review of Related Party Transactions

The Company does not employ specific procedures for the review, approval or ratification of related party transactions involving directors, nominees for directors, executive officers and their immediate family members, but considers such transactions on a case-by-case basis as they arise.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

The following table sets forth information with respect to the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each director of the Company, (ii) the current executive officers of the Company named in the table under “Compensation of Directors and Executive Officers--Summary Compensation Table,” (iii) all directors and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person that owns beneficially (directly or together with affiliates) more than 5% of the Class A Common Stock or Class B Common Stock, in each case as of February 28, 2011, except as otherwise noted.  The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Class A Common Stock or Class B Common Stock indicated as beneficially owned by them, except as otherwise noted.

		Number (1)
Name	Class A	Class B	Percentage(2)
David P. Yeager (3)(4)	398,985	662,296	2.8%
Mark A. Yeager (3)(5)	696,005	662,296	3.6%
Terri A. Pizzuto (6)	96,845	--	*
David L. Marsh (7)	80,647	--	*
Christopher R. Kravas (8)	75,092	--	*
Gary D. Eppen (9)	55,060	--	*
Charles R. Reaves (10)	73,413	--	*
Martin P. Slark (11)	70,155	--	*
All directors and executive officers (14 people) (12)	1,752,712	662,296	6.4%
Debra A. Jensen (3)(13)	150,793	662,296	2.2%
T. Rowe Price Associates, Inc. (14)...............................	3,526,112	--	9.4%
BlackRock, Inc. (15).......... .....................	2,809,752	--	7.5%
Frontier Capital Management (16)...............................	3,260,642	--	8.7%
____________________________________________________
*  Represents less than 1% of the outstanding shares of Common Stock.

(1)
Calculated pursuant to Rule 13d-3(d) under the Exchange Act.  Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)	Represents percentage of total number of outstanding shares of Class A Common Stock and Class B Common Stock.

(3)
The Yeager family members are parties to a stockholders’ agreement (the “Yeager Family Stockholder Agreement”), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.  Except as provided in footnotes 4 and 5, each of the Yeager family members disclaims beneficial ownership of the shares of Class B Common Stock held by the other Yeager family members.  The Class B Common Stock represents approximately 59% of the total votes allocable to the Common Stock.  Members of the Yeager family own all of the Class B Common Stock.

(4)
Includes 51,624 shares of Class B Common Stock owned by the Laura C. Yeager 1994 GST Trust, 51,624 shares of Class B Common Stock owned by the Matthew D. Yeager 1994 GST Trust and 51,624 shares of Class B Common Stock owned by the Phillip D. Yeager 1994 GST Trust and 386,341 shares of Class B Common Stock as to which David P. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement.  See Note 3. Includes 52,703 shares of restricted stock.  Also includes 150,793 shares of Class A Common Stock held by the Phillip C. Yeager 1994 Trust as Mr. Yeager has shared voting and dispositive power for these shares.

(5)
Includes 43,826 shares of Class A Common Stock and 44,040 shares of Class B Common Stock owned by the Alexander B. Yeager 1994 GST Trust and 43,826 shares of Class A Common Stock and 44,040 shares of Class B Common Stock owned by the Samantha N. Yeager 1994 GST Trust and 19,907 shares of Class A Common Stock owned by the Mark A. Yeager Perpetual Trust (for which Mark A. Yeager serves as sole trustee and has sole investment and voting discretion) and 469,126 shares of Class B Common Stock as to which Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement.  See Note 3.  Also includes 47,079 shares of restricted stock.  Also includes 150,793 shares of Class A Common Stock held by the Phillip C. Yeager 1994 Trust as Mr. Yeager has shared voting and dispositive power with respect to these shares.

(6)	Includes 29,680 shares of restricted stock and 4,800 shares of Class A Common Stock issuable upon exercise of options.

(7)	Includes 23,539 shares of restricted stock.

(8)	Includes 23,539 shares of restricted stock.

(9)	Includes 7,999 shares of restricted stock. 47,061 shares are held in the Gary D. Eppen Trust dated April 22, 1996.

(10)	Includes 7,999 shares of restricted stock.

(11)	Includes 24,000 shares of Class A Common Stock issuable upon exercise of options and 7,999 shares of restricted stock.

(12)	Includes 41,800 shares of Class A Common Stock issuable upon exercise of options and 324,247 shares of restricted stock.

(13)
Includes 25,000 shares of Class B Common Stock owned by the Elizabeth A. Jensen 1994 GST Trust and 25,000 shares of Class B Common Stock owned by the Patrick R. Jensen 1994 GST Trust and 469,125 shares of Class B Common Stock as to which Debra A. Jensen may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement.  See Note 3.  Also includes 150,793 shares of Class A Common Stock held by the Phillip C. Yeager 1994 Trust as Ms. Jensen has shared voting and dispositive power with respect to these shares.  Debra A. Jensen is the sister of David P. Yeager and Mark A. Yeager.

(14)
T. Rowe Price Associates, Inc. (“Price Associates”) filed an amendment to a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock.  According to the Schedule 13G, Price Associates has sole dispositive power with respect to all 3,526,112 shares of Class A Common Stock beneficially owned and sole voting power with respect to 796,664 shares of Class A Common Stock beneficially owned. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  The number of shares beneficially owned by Price Associates is indicated as of February 14, 2011.  The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(15)
BlackRock, Inc. (“BlackRock”) filed an amendment to a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock, some of which was acquired in its acquisition of Barclays Global Investors, NA.  According to the Schedule 13G, BlackRock has sole dispositive power with respect to all 2,809,752 shares of Class A Common Stock beneficially owned and sole voting power with respect to all 2,809,752 shares of Class A Common Stock beneficially owned.  The number of shares beneficially owned by BlackRock is indicated as of January 21, 2011.  The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(16)
Frontier Capital Management Co., LLC (“Frontier Capital”) filed an amendment to a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock.  According to the Schedule 13G, Frontier Capital has sole dispositive power with respect to all 3,260,642 shares of Class A Common Stock and sole voting power with respect to 2,185,542 shares of Class A Common Stock.  The number of shares beneficially owned by Frontier Capital is indicated as of February 14, 2011.  The address of Frontier Capital is 99 Summer Street, Boston, MA 02110.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors, and greater than ten-percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company’s 2010 fiscal year all applicable Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has the responsibility for determining the compensation that is paid or awarded to our Company’s executive officers.  Our Compensation Committee consists of the three independent members of the Board.  Our Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive and drives behavior that increases stockholder value over the long-term.

Compensation Philosophy and Objectives

Our Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with industry standards and attract and retain outstanding executives.  We seek to incent our executives through both short term and long term awards, with a goal of superior Company performance. Our ultimate objective is to improve stockholder value.

Our Compensation Committee evaluates both performance and compensation to ensure that our Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, our Compensation Committee believes executive compensation packages provided to our executives should include both cash and stock-based compensation that reward performance as measured against pre-established goals.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee, with input and recommendations from our Chief Executive Officer and President, makes all compensation decisions for the executive officers and approves recommendations of equity awards to all executive officers of the Company. The Chief Executive Officer and President annually review the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual stock and cash award amounts, are presented to the Compensation Committee.  Our Compensation Committee can exercise its discretion in modifying any recommended adjustments of stock or cash awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, our Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Compensation Consultant.   To help the Company achieve its compensation objectives, our Compensation Committee engaged Hay Group, Inc. as its independent compensation consultant for 2010.  Hay Group has been the compensation consultant to the Compensation Committee since 2004.  The consultant’s role is to advise our Compensation Committee on all executive compensation matters. The Compensation Committee asked the consultant to provide relevant market data and evaluate the Company’s total compensation system relative to the compensation systems employed by comparable companies in the transportation industry and the overall U.S. industrial market. The consultant also provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives.  Except for its work for the Compensation Committee, Hay Group does not provide any other compensation consulting services to the Company.

Market Benchmarking.  A benchmark group of publicly-traded companies in the transportation industry is used annually by our Compensation Committee to ensure that Hub Group’s compensation programs offer competitive total compensation opportunities and reflect best practices in compensation plan design.  For 2010, the companies comprising the “Compensation Peer Group” were:

CH Robinson Worldwide, Inc.
Expeditors International of Washington, Inc.
Forward Air Corp.
J.B. Hunt Transport Services, Inc.
Landstar System, Inc.
Pacer International, Inc.
UTI Worldwide, Inc.
Werner Enterprises, Inc.

In addition, information on annual base salary increases and compensation data for the U.S. general industrial markets is provided by our Compensation Committee’s independent compensation consultant.

The Company’s CEO and President develop pay recommendations for the Company’s executives based on (i) the aforementioned market data, (ii) each executive’s individual performance and functional responsibilities as determined by the CEO and President; and (iii) Company performance, both financial and non-financial.  Our Compensation Committee reviews and approves these pay recommendations with the advice of its independent compensation consultant.  Our Compensation Committee also sets the base salary and incentive opportunities for the Company’s CEO based on (i) the aforementioned market data, (ii) the CEO’s individual performance and responsibilities and (iii) Company performance, both financial and non-financial.

Our Compensation Committee generally seeks to set the base salary for executive officers at the 50th percentile of compensation paid to similarly situated executives according to the general survey data.  Our Compensation Committee also considers, on a secondary basis, the proxy data of the companies comprising the Compensation Peer Group. Variations to this objective do occur as dictated by the experience level of the individual, personal performance and market factors.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by our compensation consultant to determine the appropriate level and mix of incentive compensation.  Pay for such incentive compensation is awarded as a result of the performance of the Company or the individual, depending on the type of award, compared to pre-established goals.

2010 Executive Compensation Components

The Company’s executive compensation program has three components--base salary, annual incentives, and long-term incentives.  Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

Base Salary.  To attract and retain qualified executives, base salary is provided to our executive officers.  The base salary is determined based on position and responsibility using competitive criteria within the transportation industry.  During its review of base salaries for the executives, our Compensation Committee primarily considers (i) market data provided by our outside consultants, (ii) an internal review of the executive’s compensation, both individually and relative to other officers and (iii) individual performance of the executive.   Salary levels are typically reviewed annually as part of our annual performance review process as well as upon a promotion or other change in job responsibilities.  Increases are based on increases in the cost of living, individual performance and, to a lesser extent, trends within the industry.

For 2010, management recommended that no named executive officers receive a salary increase due to the challenging economic conditions.  The Compensation Committee agreed with this recommendation.

Annual Cash Incentive.  The Company’s annual cash incentive recognizes and rewards executives for taking actions that build the value of the Company and generate competitive total returns for stockholders.  Our annual cash incentive is determined with the assistance of the third party survey data referred to above and the value of the target award is generally set at 60% of the executive’s annual base salary.  This incentive is based solely on earnings per share (“EPS”) for our Chief Executive Officer and President.  For our other executive officers, this incentive is based on a combination of EPS (80%) and on individual performance compared against certain pre-determined personal goals (20%).  The personal goals vary by officer.  For 2010, the personal goals for officers responsible for each of our service lines were generally tied to specific financial metrics for the service line managed by the executive.   For our other executives, the personal goals were generally tied to specific objectives within their area of responsibility.  The personal goals are generally set at a level that are believed to be achievable with superior personal performance.

Ms. Pizzuto’s personal goals required her to maintain strong investor relations (25%), assist with analysis and due diligence for acquisitions (25%) and maintain strong financial processes, controls and team leaders (50%).  Ms. Pizzuto met or exceeded each of these goals and earned her full annual cash incentive related to her personal goals of $36,000.

Mr. Marsh’s personal goals required him to meet a combined gross margin goal for intermodal, brokerage and logistics, an intermodal volume growth target and a market price target. The gross margin goal had a target incentive of $18,000, the intermodal volume goal had a target incentive of $7,200 and the market price goal had an incentive of $10,800,  making Mr. Marsh’s total potential incentive related to personal goals $36,000.  Mr. Marsh also had the opportunity to earn more than his target incentive if he exceeded his goals.  The gross margin goal was measured by a scale under which Mr. Marsh would not earn any incentive unless combined gross margin was at least $120.2 million, with 100% of his target incentive achieved if gross margin was $124.1 million and 200% of his target incentive achieved if gross margin was $128.1 million.  The combined gross margin generated was $126.0 million and therefore Mr. Marsh earned 147.5% of this target incentive or $26,550 under this goal. The intermodal volume growth goal was measured by a scale under which Mr. Marsh would not earn any incentive if intermodal volume did not grow, with 100% of his target incentive achieved if intermodal volume grew 5% and 200% of his target incentive achieved if intermodal volume grew by 10%.  Intermodal volume grew by more than 10% and therefore Mr. Marsh earned 200% of his target incentive or $14,400.  The market price goal was measured by a scale under which Mr. Marsh would not earn any incentive if prices in the second half of the year did not increase more than 1%, with 100% of his target incentive achieved if prices in the second half of the year increased 3% and up to 300% of his target incentive achieved if prices in the second half of the year increased by 5%.  The price increase was 5% and therefore Mr. Marsh earned 300% of this target incentive or $32,400.  Mr. Marsh’s total bonus related to personal goals was therefore $73,350.

Mr. Kravas’ personal goals required him to meet a service line defined profitability growth goal for intermodal, an intermodal volume growth target and a goal related to the amount of drayage performed by our trucking subsidiary, Comtrak Logistics, Inc. (“Comtrak”).  The service line defined profitability growth goal for intermodal had a target incentive of $18,000 and the other two goals had a target incentive of $9,000 each, making Mr. Kravas’ total potential incentive related to personal goals $36,000.  Mr. Kravas also had the opportunity to earn more than his target incentive if he exceeded his goals.  The intermodal service line profitability growth goal was measured by a scale under which Mr. Kravas would not earn any incentive if intermodal service line defined profitability was not at least $71.2 million, 100% of his target incentive if the intermodal service line defined profitability was $75.1 million and 200% of his target incentive if the intermodal service line defined profitability was $79.1 million.  The intermodal service line profitability was more than $79.1 million and therefore Mr. Kravas earned 200% of his target incentive or $36,000 under this goal. The intermodal volume growth goal was measured by a scale under which Mr. Kravas would not earn any incentive if intermodal volume did not grow, with 100% of his target incentive achieved if intermodal volume grew 5% and 200% of his target incentive achieved if intermodal volume grew by 10%.  Intermodal volume grew by more than 10% and therefore Mr. Kravas earned 200% of his target incentive or $18,000.   The drayage goal was measured by a scale under which Mr. Kravas would not earn any incentive if Comtrak met only 30% of our drayage needs by year end, 100% of his target incentive if Comtrak met 40% of our drayage needs by year end and 200% of his target incentive if Comtrak met 50% of our drayage needs by year end.  Comtrak met more than 50% of our drayage needs by year end and therefore Mr. Kravas earned 200% of this target incentive or $18,000.  Mr. Kravas’ total bonus related to personal goals was therefore $72,000.

Each year our Compensation Committee sets an EPS target for our Company.  Once the year is completed, Hub Group’s earnings per share are compared against the EPS target.  If we meet the EPS target, we pay the EPS portion of the award.  If we do not meet our EPS target, we do not pay any cash incentive related to EPS or we pay a reduced incentive based on a sliding scale.  In the same way, our executives can earn, also on a sliding scale, up to twice their EPS target incentive if we substantially exceed our EPS target.  For 2010, our sliding scale started at $0.91 (our “2009 EPS”).  Our EPS target for 2010 was set at $1.07, which represented an 18% increase over our 2009 EPS.  Our executives could earn twice their EPS target incentive if we earned $1.22 per share, which represented a 34% increase over our 2009 EPS.  During 2010 we earned $1.16 per share.  Management recommended, and our Compensation Committee agreed, to exclude $.01 of 2010 EPS when calculating the EPS incentive as it was due to a favorable state tax change.  Based on our pre-approved sliding scale, our executives therefore received 150% of their EPS target incentive.

Mr. David Yeager’s target incentive related to EPS was $344,920 for 2010.  Mr. Yeager received 150% of this targeted amount or $517,380 in accordance with the sliding scale previously approved by the Compensation Committee. Mr. Mark Yeager’s target incentive related to EPS was $276,000 for 2010.  Mr. Mark Yeager received 150% of this targeted amount or $414,000.  Ms. Pizzuto’s target incentive related to EPS was $144,000 for 2010.  Ms. Pizzuto received 150% of this targeted amount or $216,000.  Mr. Marsh’s target incentive related to EPS was $144,000 for 2010.  Mr. Marsh received 150% of this targeted amount or $216,000.  Mr. Kravas’ target incentive related to EPS was $144,000 for 2010.  Mr. Kravas received 150% of this targeted amount or $216,000.

All cash compensation is approved by our Compensation Committee before it is paid to our executive officers.

Long-Term Equity Incentives.  The Company’s Long-Term Equity Incentive Program serves to reward executive performance that successfully executes the Company’s long-term business strategy and builds stockholder value.  The program allows for the awarding of options and stock appreciation rights, restricted stock and performance units.  The Long-Term Equity Incentive Program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their ownership stake in the Company through grants of the Company’s Class A Common Stock.   The Company maintains the Hub Group, Inc. 1996 Long-Term Incentive Plan, 1997 Long-Term Incentive Plan, 1999 Long-Term Incentive Plan and the Hub Group, Inc. 2002 Long-Term Incentive Plan.

For the last few years, the Company has made an annual grant of restricted stock to its executive officers.  Starting with the December 2005 grant, our Compensation Committee agreed to keep the number of shares generally fixed for three years so that executives, like stockholders, will be directly impacted by changes in our stock price.  This three year cycle expired at the end of 2008.  For 2009, the number of shares of restricted stock granted was determined with the help of our outside compensation consultant and was designed to be competitive using general market data and the Compensation Peer Group.  As 2010 was the second year of this three year cycle, our Compensation Committee granted the named executive officers the same number of shares of restricted stock as the prior year.  For grants made in 2007 and prior years the restricted stock vests over a period of three years.  For grants made in 2008 and later years, the restricted stock vests over a period of five years.

In 2010, our Compensation Committee delegated to our Chief Executive Officer the ability to grant $500,000 of restricted stock to non-executive officers each year.  Our Chief Executive Officer grants this stock from time to time to new hires or in connection with a promotion or outstanding performance by current employees.  The Company has not granted any stock options since 2003.

Perquisites and Other Compensation

Our Company provides executive officers with perquisites and other personal benefits that the Company and our Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The perquisites and other compensation we provided in 2010 are as follows. All of our named executive officers participated in our 401(k) plan and received matching funds up to the federally allowed maximum match.  We maintain $50,000 of life insurance on all of our executive officers.  The Company maintains a non-qualified deferred compensation plan and provides a matching contribution to participants.  The Company also makes available to its executive officers an annual physical at a local hospital.  The Company allows personal use of its fractional airplane interests by certain executive officers.  Personal use of our aircraft interests requires approval by the Chief Executive Officer.  Our executives must reimburse the Company for their personal use of our aircraft interests at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft.

Retirement and Other Benefits

Pension Benefits

We do not provide pension arrangements or subsidized post-retirement health coverage for our executives or employees.

Non-Qualified Deferred Compensation

Our executive officers, in addition to certain other key managerial employees, are entitled to participate in the Hub Group, Inc. Non-Qualified Deferred Compensation Plan.  Pursuant to this plan, eligible employees can defer certain compensation on a pre-tax basis.  The Hub Group, Inc. Non-Qualified Deferred Compensation Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation” on page 22.

Other Post-Employment Payments

All of our executive officers are employees-at-will and as such do not have employment contracts with us.  Certain payments will be made upon a change of control.  These payments are discussed in further detail under “Potential Payouts upon Termination or Change of Control” on page 24.

Ownership Guidelines

To directly align the interests of executive officers with the interests of the stockholders, in the fall of 2006 our Board adopted a policy that requires each executive officer to maintain a minimum ownership interest in the Company.  Each executive officer must own Company stock with a value of at least two times their base annual salary.  Each executive officer has five years to meet this requirement.  Until they do, executive officers must retain a minimum of 25% of the stock granted to them in any one year.  Our independent directors have also agreed to maintain stock valued at twice their annual retainer.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million each unless certain requirements are met.  The policy of our Compensation Committee with respect to section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation.  Our Compensation Committee, however, reserves the right to use its judgment, where merited by our Compensation Committee’s need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation which may not, in a specific case, be fully deductible to the Company.

Section 274(e) of the Code limits the Company’s deduction for expenses allocated to certain personal use of its fractional airplane interests.  For 2010, such expenses, less amounts reimbursed to the Company, were not deductible for federal income tax purposes.

Compensation Committee Report

This report is submitted by the Compensation Committee of the Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and has recommended to the Board that it be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gary D. Eppen
Charles R. Reaves
Martin P. Slark, Chairman

2010 SUMMARY COMPENSATION TABLE

  The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008  paid or awarded to those persons who were: (i) the Company’s chief executive officer at December 31, 2010, (ii) the Company’s chief financial officer at December 31, 2010 and (iii) the Company’s three most highly compensated executive officers other than the chief executive officer and chief financial officer (collectively, together with the Company’s chief executive officer and chief financial officer, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)($)	Option Awards($)	Non-Equity Incentive Plan Compensa-tion(2)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)($)	All Other Compensation (4)($)	Total ($)
David P. Yeager Chairman and Chief Executive Officer	2010 2009 2008	574,867 574,867 574,867	-- -- --	495,936 500,009 533,233	-- -- --	517,380 -- 137,968	-- -- --	135,115(5) 154,756 173,442	1,723,298 1,229,632 1,441,620
Mark A. Yeager Vice Chairman, President and Chief Operating Officer	2010 2009 2008	460,000 460,000 399,489	-- -- --	446,348 450,014 457,057	-- -- --	414,000 -- 95,877	3,874 49,885 51,077	79,568(6) 74,056 98,061	1,403,790 1,033,955 1,116,926
Terri A. Pizzuto Executive Vice President, CFO and Treasurer	2010 2009 2008	300,000 300,000 300,000	-- -- --	277,732 280,013 309,343	-- -- --	252,000 36,000 93,600	-- -- --	15,377(7) 15,207 15,493	845,109 631,220 729,974
David L. Marsh Chief Marketing Officer	2010 2009 2008	300,000 300,000 300,000	-- -- --	223,187 225,020 228,528	-- -- --	289,350 30,000 72,900	1,972 6,218 6,416	15,408(8) 22,741 21,519	829,917 583,979 640,901
Christopher R. Kravas Chief Intermodal Officer	2010 2009 2008	300,000 300,000 300,000	-- -- --	223,187 225,020 228,528	-- -- --	288,000 30,000 73,800	2,061 1,803 1,876	15,423(9) 22,051 16,828	828,671 578,874 632,570

(1) Consists of the aggregate grant date fair value of restricted stock awards made by our Company to our executives in 2010, 2009 and 2008 in accordance with FASB ASC Topic 718.  The amounts expensed in 2010, 2009 and 2008 in accordance with FASB ASC Topic 718 with respect to restricted stock awards made by our Company to our executives each with a vesting period of five years are $305,836, $396,670 and $410,096, respectively, for Mr. David Yeager; $270,684, $344,290 and $351,511, respectively, for Mr. Mark Yeager; $173,418, $234,714 and $229,660, respectively, for Ms. Pizzuto; $135,347, $199,293 and $219,105, respectively, for Mr. Marsh; and $135,347, $172,148 and $175,755, respectively, for Mr. Kravas.

(2) In addition to salary, our Compensation Committee provides an annual cash incentive.  Our annual cash incentive is determined with the assistance of third party survey data and the value of the target award is generally set at 60% of the executive’s annual salary.  This incentive is based solely on earnings per share (“EPS”) for our Chief Executive Officer and President.  For our other executive officers, 80% of this incentive is based on EPS and 20% is based on individual performance compared against certain predetermined personal goals.

(3) Represents above market earnings on deferred compensation.

(4) Personal use of our aircraft requires approval by the Chief Executive Officer.  Our executives must reimburse the Company for their personal use of our aircraft interest at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft.  We value the personal use of our aircraft interests as the difference between the amount paid by the executive to the Company for use of the plane and the aggregate incremental cost of using the plane.  The incremental cost includes the hourly flight fee, all fuel charges, overnight fees, on-board catering, landing fees, parking fees, certain taxes and passenger ground transportation.  We do not include in incremental costs the fixed costs that do not change based on personal usage, such as monthly management fees or the purchase or lease costs of our fractional interest in aircraft.

(5) Represents our Company’s matching contribution to the Section 401(k) plan of $6,294 and the value of insurance premiums paid by the Company for term life insurance equal to $48.  Also represents Mr. Yeager’s personal use of our Company’s fractional airplane interests equal to $128,773.

(6) Represents our Company’s matching contribution to the Section 401(k) plan of $6,324, the value of insurance premiums paid by the Company for term life insurance equal to $48 and the match made to Mr. Yeager’s account in our current Deferred Compensation Plan equal to $13,800.  Also represents Mr. Yeager’s personal use of our Company’s fractional airplane interests equal to $59,396.

(7) Represents our Company’s matching contribution to the Section 401(k) plan of $6,329, the value of insurance premiums paid by the Company for term life insurance equal to $48 and the match made to Ms. Pizzuto’s account in our current Deferred Compensation Plan equal to $9,000.

(8) Represents our Company’s matching contribution to the Section 401(k) plan of $6,360, the value of insurance premiums paid by the Company for term life insurance equal to $48 and the match made to Mr. Marsh’s account in our current Deferred Compensation Plan equal to $9,000.

(9) Represents our Company’s matching contribution to the Section 401(k) plan of $6,375, the value of insurance premiums paid by the Company for term life insurance equal to $48 and the match made to Mr. Kravas’s account in our current Deferred Compensation Plan equal to $9,000.

2010 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(2)	Option (# )	Awards ($/Sh)	and Option Awards ($)
David P. Yeager	1/2/2010	--	--	--	--	--	--	18,512	--	--	495,936
Mark A. Yeager	1/2/2010	--	--	--	--	--	--	16,661	--	--	446,348
Terri A. Pizzuto	1/2/2010	--	--	--	--	--	--	10,367	--	--	277,732
David L. Marsh	1/2/2010	--	--	--	--	--	--	8,331	--	--	223,187
Christopher R. Kravas	1/2/2010	--	--	--	--	--	--	8,331	--	--	223,187

(1) We do not have any multi-year non-equity incentive plan awards.  Our non-equity incentive plan award is made on an annual basis based on a single year’s performance.  Please see Footnote 2 to the Summary Compensation Table for a description of this plan.

(2) Restricted stock that vests ratably annually on the date of grant over five years.

Narrative Description for Summary Compensation and Grants of Plan-Based Awards Tables

In October 2008, Mr. Mark Yeager was promoted to Vice Chairman and the Compensation Committee approved, effective January 1, 2009, an increase in his salary from $399,489 to $460,000 in connection with this promotion.

As part of the annual compensation package, our Compensation Committee grants restricted Class A Common Stock to our executive officers.  These awards are generally based on merit and third party survey data.  In October 2006, our Compensation Committee agreed to keep the number of shares generally fixed for the 2006, 2007 and 2008 compensation packages so that executives, like stockholders, will be directly impacted by changes in our stock price.  For 2009, the number of shares of restricted stock granted was determined with the help of our outside compensation consultant and was designed to be competitive using general market data and the Compensation Peer Group.  The Compensation Committee granted this same number of shares in 2010.  These restricted shares are entitled to dividends to the same extent as ordinary shares, but the dividends are restricted to the same extent as the underlying security.  Once the restricted stock vests, any dividends paid on that stock also vest.

We do not have employment agreements with our executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010
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	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
David P. Yeager	--	--	--	--	--	18,512 (1) 14,809 (2) 12,414 (3)	650,512 520,388 436,228	--	--
Mark A. Yeager	--	--	--	--	--	16,661 (1) 13,328 (2) 10,641 (3)	585,468 468,346 373,925	--	--
Terri A. Pizzuto	4,800	--	--	2.43	7/2/2012	10,367 (1) 8,293 (2) 7,202 (3)	364,296 291,416 253,078	--	--
David L. Marsh	--	-- --	-- --	--	--	8,331 (1) 6,664 (2) 5,320 (3)	292,751 234,173 186,945	--	--
Christopher R. Kravas	--	--	--	--	--	8,331 (1) 6,664 (2) 5,320 (3)	292,751 234,173 186,945	--	--

(1) Restricted stock remaining from a grant made on January 2, 2010 that vests ratably annually on the date of grant over five years.

(2) Restricted stock remaining from a grant made on January 2, 2009 that vests ratably annually on the date of grant over five years.

(3) Restricted stock remaining from a grant made on January 2, 2008 that vests ratably annually on the date of grant over five years.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
David P. Yeager	--	--	14,739	394,858
Mark A. Yeager	--	--	12,792	342,698
Terri A. Pizzuto	2,000	47,670	8,476	228,816
David L. Marsh	--	--	7,382	197,764
Christopher R. Kravas	--	--	6,397	171,376

      2010 NONQUALIFIED DEFERRED COMPENSATION
Original Deferred Compensation Plan

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)	($)	($)(1)	($)	($)(2)
David P. Yeager	--	--	--	--	--
Mark A. Yeager	--	--	7,255	1,003,234	94,671
Terri A. Pizzuto	--	--	--	--	--
David L. Marsh	--	--	3,694	103,322	48,198
Christopher R. Kravas	--	--	3,860	--	50,364

(1) That portion of the interest that is above market is included in Change in Pension Value and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table.

(2) The amount of compensation in the aggregate balance that was reported as compensation in the 2010 Summary Compensation Table is $3,874 for Mr. Mark Yeager, $1,972 for Mr. Marsh and $2,061 for Mr. Kravas. The amount of compensation in the aggregate balance that was reported as compensation in the 2009 Summary Compensation Table is $59,289 for Mr. Mark Yeager, $13,718 for Mr. Marsh and $8,553 for Mr. Kravas. The amount of compensation in the aggregate balance that was reported as compensation in the 2008 Summary Compensation Table is $29,560 for Mr. David Yeager, $60,527 for Mr. Mark Yeager, $10,916 for Mr. Marsh and $1,876 for Mr. Kravas.

Current Deferred Compensation Plan

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
David P. Yeager	--	--	564,014	--	2,757,254
Mark A. Yeager	69,000	13,800	118,119	--	819,998
Terri A. Pizzuto	30,000	9,000	26,444	--	246,888
David L. Marsh	63,000	9,000	44,171	19,399	392,677
Christopher R. Kravas	33,000	9,000	30,439	--	314,485

(1) Executive contributions are included in Salary in the Summary Compensation Table.

(2) Our Company contributions are a match made subject to a cliff vesting requirement as more fully explained below.  Our Company contributions are included in All Other Compensation in the Summary Compensation Table.

(3) None of these earnings are included in the Summary Compensation Table as these are earnings on investments made in various commonly available investment vehicles.

(4) The amount of compensation in the aggregate balance that was reported as compensation in the 2010 Summary Compensation Table is $0 for Mr. David Yeager, $82,800 for Mr. Mark Yeager, $39,000 for Ms. Pizzuto, $72,000 for Mr. Marsh and $42,000 for Mr. Kravas.  The amount of compensation in the aggregate balance that was reported as compensation in the 2009 Summary Compensation Table is $254,390 for Mr. David Yeager, $130,738 for Mr. Mark Yeager, $39,000 for Ms. Pizzuto, $64,935 for Mr. Marsh and $46,380 for Mr. Kravas.  The amount of compensation in the aggregate balance that was reported as compensation in the 2008 Summary Compensation Table is $346,379 for Mr. David Yeager, $126,346 for Mr. Mark Yeager, $40,154 for Ms. Pizzuto, $119,090 for Mr. Marsh and $56,247 for Mr. Kravas.

We maintain two non-qualified deferred compensation plans.  Our Compensation Committee adopted our first plan with an effective date of January 1, 2000 (the “Original Plan”).  We allowed a select group of management and highly compensated employees to make contributions to our Original Plan through 2004.  Our Compensation Committee adopted a new non-qualified deferred compensation plan effective January 1, 2005 (the “Current Plan”).  We allowed a select group of management and highly compensated employees to make contributions to our Current Plan beginning in 2005.

Our Original Plan is not funded and provides for a fixed rate of return on our employees’ deferrals and any match by our Company.  We provided participants with a fixed rate of return of 10% for contributions made in 2000 and 2001 and 8% for contributions made in 2002, 2003 and 2004.  Participating employees could contribute up to 15% of their cash compensation under the Original Plan.  The Original Plan also included a match by our Company.  The match is equal to 50% of the first 6% of contributions to the plan with a maximum match equivalent to 3% of base salary. The match is subject to a five year cliff vest measured from the date of the contribution.  For example, if the employee made a contribution in 2000, the match vested if the employee was still employed on January 1, 2005.  Subject to certain exceptions, we also pay interest on the match at the same rate as the interest paid on the employees’ contribution.  The interest on the match is subject to forfeiture if the underlying match is forfeited and vests when our match vests.  Any deferral, including the match and all interest, made under the Original Plan will be paid out upon the earlier of (i) the termination of such employee’s employment or (ii) the payout date originally selected by the employee.

Our Current Plan is funded and does not provide for a fixed rate of return.  Each participating employee selects from a range of investment options.  We then provide an investment return equal to the return from the selected investment options.  The investment options which may be selected by the participating employees track commonly available investment vehicles, including mutual funds, bond funds and money market funds.  Participating employees can contribute up to 50% of their base salary and up to 90% of their annual cash incentive under the Current Plan.

The Current Plan also includes a match by our Company.  The match is equal to 50% of the first 6% of contributions to the plan with a maximum match equivalent to 3% of base salary.   The match for contributions made starting January 1, 2008 and future years will vest over three years on a cliff basis.  For example, an employee who contributed to the Current Plan in 2008 received a match in early 2009 that vested on January 1, 2011.  The Company match, if vested, and earnings thereon, is paid out seven months after separation from service in either a lump sum or over a period of up to ten years, at the employee’s election.  The employee’s contributions, and earnings thereon, are paid out upon separation from service or at a predetermined date and may be paid out in a lump sum or over a period of up to ten years.  The match is subject to forfeiture if the participant leaves the Company and goes to work for a competitor.

Potential Payouts Upon Termination or Change of Control

As required, in the following section we disclose the amount that would have been earned by our named executive officers assuming a change of control on December 31, 2010.

David P. Yeager, Chairman and CEO

Change of Control

Mr. Yeager has been granted various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to his award agreements, this restricted stock vests upon a change of control.  As of December 31, 2010, Mr. Yeager owned 45,735 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2010, the value of the restricted stock would be $1,607,128.

Mr. Yeager is a participant in our Current Deferred Compensation Plan.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under this plan occurred on December 31, 2010, a total of $54,963 worth of Company matching contributions and interest or earnings thereon would have vested.

Mark A. Yeager, Vice Chairman, President and COO

Change of Control

Mr. Yeager has been granted various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to his award agreements, this restricted stock vests upon a change of control.  As of December 31, 2010, Mr. Yeager owned 40,630 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2010, the value of the restricted stock would be $1,427,738.

Mr. Yeager is a participant in our Current Deferred Compensation Plan.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under this plan occurred on December 31, 2010, a total of $36,423 worth of Company matching contributions and interest or earnings thereon would have vested.
Terri A. Pizzuto, Executive Vice President, Treasurer and CFO

Change of Control

Ms. Pizzuto has been granted various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to her award agreements, this restricted stock vests upon a change of control.  As of December 31, 2010, Ms. Pizzuto owned 25,862 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2010, the value of the restricted stock would be $908,791.

Ms. Pizzuto is a participant in our Current Deferred Compensation Plan.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under this plan occurred on December 31, 2010, a total of $24,026 worth of Company matching contributions and interest or earnings thereon would have vested.

David L. Marsh, Chief Marketing Officer

Change of Control

Mr. Marsh has been granted various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to his award agreements, this restricted stock vests upon a change of control.  As of December 31, 2010, Mr. Marsh owned 20,315 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2010, the value of the restricted stock would be $713,869.

Mr. Marsh is a participant in our Current Deferred Compensation Plan.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under this plan occurred on December 31, 2010, a total of $18,046 worth of Company matching contributions and interest or earnings thereon would have vested.

Christopher R. Kravas, Chief Intermodal Officer

Change of Control

Mr. Kravas has been granted various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to his award agreements, this restricted stock vests upon a change of control.  As of December 31, 2010, Mr. Kravas owned 20,315 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2010, the value of the restricted stock would be $713,869.

Mr. Kravas is a participant in our Current Deferred Compensation Plan.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under this plan occurred on December 31, 2010, a total of $23,208 worth of Company matching contributions and interest or earnings thereon would have vested.

Definition of “Change of Control”

For purposes of the foregoing discussion, a change of control is defined as a change in the beneficial ownership of the Company’s voting stock or a change in the composition of the Board which occurs as follows: (i) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) who is not as of the date of this grant but later becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30 percent or more of the total voting power of the Company’s then outstanding stock; or (ii) A tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board. In case of a tender offer described in this paragraph, the change in control will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company’s stock, or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company’s stock when the offer terminates; or (iii) Individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation for services rendered to the Company for the fiscal year ended December 31, 2010 for the Company’s independent directors.
	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Name	($)	($)(1)	($)	($)	Earnings	($)	($)
Gary D. Eppen	60,000	107,160	--	--	--	1,800(2)	168,960
Charles R. Reaves	60,000	107,160	--	--	--	--	167,160
Martin P. Slark	60,000	107,160	--	--	--	--	167,160

(1)  Consists of the aggregate grant date fair value of restricted stock awards made by our Company in 2010 in accordance with FASB ASC Topic 718.  The amounts expensed in 2010 in accordance with FASB ASC Topic 718 with respect to restricted stock awards made by our Company each with a vesting period of three years are $102,211 for Messrs. Eppen, Reaves and Slark.

(2)  Mr. Eppen contributed to our Deferred Compensation Plan in 2010 and received a match of $1,800 for 2010.

Messrs. Eppen, Reaves and Slark each have 1,182 shares of restricted stock remaining from a grant made on January 2, 2008 that vests ratably over three years, 2,666 shares of restricted stock remaining from a grant made on January 2, 2009 that vests ratably over three years and 4,000 shares of restricted stock remaining from a grant made on January 2, 2010 that vests ratably over three years.  Mr. Reaves and Mr. Eppen have no remaining options and Mr. Slark has 24,000 exercisable options.

Directors who are not our employees received $60,000 for serving as a director during 2010. Directors who are our employees do not receive additional compensation for such services.  Both employee and non-employee directors are reimbursed for their travel and other expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.   In connection with their 2010 compensation package, on January 2, 2010, Messrs. Eppen, Reaves and Slark each received a grant of 4,000 shares of restricted Class A Common Stock with a value on the date of grant of $107,160.  This restricted stock vests ratably over a three-year period.

Transactions with Related Persons

Mr. Timothy Wood, who is the brother-in-law of Mr. Mark Yeager, serves as the Company's Vice President of Applications Development.  As an employee, Mr. Wood was paid in excess of $120,000 for 2010 in salary and bonuses.  Mr. Wood’s employment was approved in advance by our Nominating and Governance Committee.

Audit Committee Report

Management has primary responsibility for the Company’s internal control and financial reporting process, and for making an assessment of the effectiveness of the Company’s internal control over financial reporting.  Ernst & Young LLP is responsible for performing an independent audit of the Company’s (i) consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and (ii) the Company’s internal control over financial reporting and to issue an opinion on those financial statements and internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s quarterly and annual audited financial statements with management and with Ernst & Young LLP, the Company’s independent public accountants.  The Company has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants.  The Audit Committee has also received from Ernst & Young LLP the written communication and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence.  The Audit Committee has discussed with Ernst & Young LLP their independence and considered whether the provision of non-audit services referred to under “Independent Public Accountants” on page 28 is compatible with maintaining their independence.  Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2010 audited financial statements be included in the Company’s Annual Report on Form 10-K for 2010.

AUDIT COMMITTEE

Gary D. Eppen, Chairman
Charles R. Reaves
Martin P. Slark

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent accountant of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so.  They will also be available to respond to appropriate questions.

The fees billed by Ernst & Young in 2009 and 2010 for services provided to us were as follows:

	2009	2010

Audit Fees (1)	$807,367	$800,435
Audit-Related Fees (2)	--	398,170
Tax Fees (3)	--	--
All Other Fees (4)	--	--

TOTAL	$807,367	$1,198,605

(1)           “Audit Fees” are the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and December 31, 2009, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 and December 31, 2009, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during 2010 and 2009, and consultation with respect to various accounting and financial reporting matters during 2010 and 2009.
(2)           “Audit-Related Fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above.  The 2010 Audit-Related Fees were related to a strategic project.
(3)           “Tax Fees” are fees for tax services billed by Ernst & Young.
(4)           “All Other Fees” are fees billed by Ernst & Young in 2010 or 2009 that are not included in the above classifications.

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the Company’s independent auditors, and has established pre-approval policies and procedures for such services. Permissible non-audit services are those allowed under the regulations of the Securities and Exchange Commission. The Audit Committee may approve, at the beginning of each year, certain specific categories of permissible non-audit services within an aggregated budgeted dollar limit. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category, or pre-approved permissible non-audit services that exceed the previously approved fees. All services provided by Ernst & Young during 2010 were approved by the Audit Committee and were permissible under applicable laws and regulations and will continue to be pre-approved by the Audit Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company seeks your advisory vote on our executive compensation programs (commonly referred to as “Say-on-Pay”). The Company asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We encourage stockholders to review the Compensation Discussion and Analysis. We believe our compensation program strikes the appropriate balance between using responsible pay practices and appropriately incentivizing our executives to creating value for our stockholders. This balance is evidenced by the following:

•	A meaningful part of executive compensation is performance based, including our annual cash incentive, which is based primarily on EPS.

•	We have a five year vesting period for our restricted stock grants.

•	We respond to economic conditions appropriately, such as freezing various base salaries during the recent economic downturn.

•	We do not provide tax gross-ups to our named executive officers.

•	We have no employment, severance or golden parachute agreements with any of our named executive officers and therefore, no excise tax gross-ups.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

The Board of Directors recommends a vote FOR the approval of the Company’s executive compensation.

VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company would also like to seek your input with regard to the frequency of future stockholder advisory votes on our executive compensation programs. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. The Company asks that you support a frequency period of every year  for future non-binding stockholder votes on compensation of our named executive officers.  Although the vote is non-binding, our Board of Directors will take into account the outcome of the vote when making future decisions about the Company’s executive compensation policies and procedures.

The Board of Directors recommends a vote to conduct an advisory vote on executive compensation every year.

PROXY SOLICITATION EXPENSE

The Company will pay the expense of any proxy solicitation.  In addition to the solicitation of proxies by use of the mail, solicitation also may be made by telephone or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation.  The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than November 26, 2011, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the next annual meeting of stockholders.

The Company anticipates that its next annual meeting of stockholders will be held in May 2012.  If a stockholder desires to submit a proposal for consideration at the next annual meeting of stockholders, written notice of such stockholder’s intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 6, 2012 nor later than March 7, 2012.  Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the annual meeting of stockholders and must set forth:  (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder.  In addition, the notice must set forth the reasons for conducting such proposed business at the annual meeting of stockholders and any material interest of the stockholder in such business.  The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the annual meeting of stockholders will not be considered.

By order of the Board of Directors,

DAVID C. ZEILSTRA
Vice President, Secretary and General Counsel

Downers Grove, Illinois
March 25, 2011

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.  A stockholder may revoke his or her proxy at any time prior to voting.

HUB GROUP, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held on May 6, 2011

The undersigned hereby appoints David P. Yeager and Mark A. Yeager, or either of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of Hub Group, Inc., to be held on May 6, 2011 at 10:00 a.m., Chicago time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the Class A Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of each of the nominees for the Board of Directors, FOR the compensation of the named executive officers and FOR a frequency period of every year for future stockholder votes on executive compensation.

The Board of Directors recommends a vote FOR the election of each of the nominees for the Board of Directors, FOR the compensation of the named executive officers, and FOR a frequency period of every year for future stockholder votes on executive compensation.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND

RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

HUB GROUP, INC.

May 6, 2011
NOTICE OF INTERNET AVAILABILTY OF PROXY MATERIAL:
The Annual Report to Stockholders, Notice of Meeting, Proxy Statement and Proxy Card
are available at www.hubgroup.com/proxy.html

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS DESCRIBED ON THE REVERSE SIDE OF THIS CARD.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  X

1. Election of Directors

Nominees:

___ For All Nominees

___ Withhold Authority For All Nominees

___ For All Except (see instructions below)

___ David P. Yeager
___ Mark A. Yeager
___ Gary D. Eppen
___ Charles R. Reaves
___ Martin P. Slark

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: X

2. The approval of the compensation of the named executive officers.

___ FOR
___ AGAINST
___ ABSTAIN

3. The frequency of a stockholder vote to approve the compensation of the named executive officers.

___ 1 year
___ 2 years
___ 3 years
___ ABSTAIN

The undersigned hereby acknowledges receipt of the Proxy Statement and Form 10-K.

Signature of Stockholder________________________Date ______Signature of Stockholder_____________________Date________
NOTE: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.